FOR IMMEDIATE RELEASE
Contact: Loan T. Duong Metawave Communications Tel: (425) 702-6535 loand@metawave.com

Metawave Announces Restructuring;

Financial Results for 2001 to be Restated

  * Company to Discontinue SpotLight GSM Product Line

            * Employee Workforce to be Reduced by 42%

            * Company Appoints New VP of Finance

            * Company Revises Q1 2002 estimates

REDMOND, Wash. - March 14, 2002 - Metawave(R) Communications Corp. (NASDAQ: MTWV), a leading worldwide provider of smart antenna solutions for wireless voice and data networks, today announced the restructuring of its operations and restatement of 2001 financial results.

Based on insufficient customer demand for its SpotLight(R) GSM product, the company has decided to terminate that product line, close its Taiwan facilities which manufactured and supported the SpotLight GSM product and reduce its headcount in China. In addition, the company will reduce personnel in the U.S., primarily related to the discontinuation of its SpotLight GSM product, and will undertake significant cost reductions in facilities and other operating expenses. As a result, the company expects to take a restructuring charge in the first quarter of 2002 of approximately $23 million to cover write-offs of inventory and receivables, employee severance, facilities closures and other shutdown costs primarily related to its SpotLight GSM product.

As part of this restructuring, Stuart Fuhlendorf, Metawave's chief financial officer, will leave the company. Randy Scheer has been appointed to the position of Vice President of Finance and will assume Fuhlendorf's duties. At the company's request, Fuhlendorf has agreed to remain with the company for a 30-day transition period.

In connection with the restructuring of the Asian operations, the company identified certain unauthorized commitments made to customers in Asia. Although the company has not determined whether these unauthorized commitments are binding, they raise issues regarding the recognition and timing of SpotLight GSM product revenue in 2001. As a result of these potential commitments, the company anticipates restating its quarterly results and revising its annual results for 2001 with respect to approximately $5-7 million of revenue out of the $43.6 million of total revenue previously reported. The Board of Directors has formed a Special Committee consisting of independent Directors to promptly investigate these issues with the assistance of outside counsel and the company's independent auditors.

The company anticipates providing additional information when it files its Annual Report on Form 10-K for the year ended December 30, 2001. The company is revising its first quarter 2002 revenue guidance to approximately $6 million and will provide revised 2002 guidance when it reports first quarter 2002 results on April 23, 2002.

"We have taken strong, but necessary measures to stabilize Metawave's business, and sharply reduced our workforce to better match the ongoing requirements of our other product lines, including SpotLight(R) 2200 CDMA, SmartShare(TM) antenna sharing, SmartCell(TM) and embedded adaptive smart antenna products," said Bob Hunsberger, Metawave's chairman of the board and chief executive officer. "We have confidence in our products, technologies and employees and remain optimistic about our future business opportunities."

Hunsberger continued, "At the end of 2001, Metawave had $33 million in cash. With this restructuring, we expect quarterly operating expenses starting in the second quarter to be significantly reduced and, as a result, we expect to have adequate operating capital to achieve cash break-even."

Metawave will host a conference today at 5:00 PM EST to discuss the company's restructuring announcements. Participants can access the conference call by dialing 800-547-9328. There will be a replay of the conference call approximately one hour following its completion and it will be available by dialing 800-633-8284, reservation number 20446734. The conference call will also be Web cast live and can be accessed on the Metawave Communications Web site at www.metawave.com.

ABOUT METAWAVE

Metawave(R) Communications Corp. is a leading worldwide provider of smart antenna solutions for wireless voice and data networks. The company's smart antenna offerings provide wireless operators, infrastructure manufacturers and tower providers with cost-effective solutions that maximize capacity and performance, improve quality and increase efficiency of CDMA, GSM and next generation wireless networks. Metawave's smart antenna solutions have been deployed in 14 of the top 20 markets in the US and five of the nine regions in Mexico. Founded in 1995, the company is headquartered in Redmond, Washington, with offices in California and Texas. For more information, call 1-888-METAWAVE or visit the company's Web site at http://www.metawave.com.

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Metawave(R), SpotLight(R), SmartShare(TM) and SmartCell(TM) are registered trademarks or trademarks of Metawave Communications Corporation.

This press release contains forward-looking statements about Metawave's anticipated financial results for the first quarter of 2002 as well as forward looking statements relating to the restatement of its financial results for fiscal year 2001, the anticipated results from restructuring its business operations, the future sale of Metawave's products and services and future operating results and operating capital. These forward looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These are forward looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Metawave may determine that further accounting adjustments should be made for the transactions currently being evaluated. The company may review additional transactions that occurred during fiscal 2001 and may determine that further accounting adjustments should be made. In addition to the investigation which will be conducted by a Special Committee of the Board of Directors, the company's auditors will continue to conduct the annual audit, during which it may be determined that further accounting adjustments should be made. If further accounting adjustments are made, they may materially increase the amount of adjustments that Metawave currently believes it will record for fiscal year 2001. In addition, although Metawave believes that it will complete its evaluation, and that its auditors will complete the annual audit, in time to file the Annual Report on Form 10-K by the ordinary filing deadline, there is no guarantee that this will occur. Other risks and uncertainties which could affect Metawave's operating and financial results are described in more detail in the reports filed by Metawave with the United States Securities and Exchange Commission. Metawave disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.